Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.28 DILUTED EARNINGS PER SHARE IN FOURTH QUARTER 2011; DECLARES $0.12 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 8, 2011) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2011.

“We ended 2011 on a strong note with core broadcast revenues growing, and our largest advertising category, automotive, up almost 12% in the fourth quarter as compared to the same period in 2010,” commented David Smith, President and CEO of Sinclair.  “As we look ahead to 2012, our outlook is for continued ad spending growth by the automotive industry, as well as an increase in political advertising in this presidential election year.  In addition, we expect the market for television station transactions to remain active and intend on evaluating potential transactions as they arise.”

Financial Results:

Net broadcast revenues from continuing operations were $180.8 million for the three months ended December 31, 2011, a decrease of 4.9% versus the prior year period result of $190.1 million.  The Company had operating income of $63.5 million in the three-month period, as compared to operating income of $81.5 million in the prior year period.  Net income attributable to the Company was $22.7 million in the three-month period versus net income of $33.1 million in the prior year period.

The Company reported diluted earnings per common share of $0.28 for the three-month period versus diluted earnings per common share of $0.40 in the prior year period.

Net broadcast revenues from continuing operations were $648.0 million for the twelve months ended December 31, 2011, a decrease of 1.2% versus the prior year period result of $655.8 million.  The Company had operating income of $225.6 million in the twelve-month period, as compared to operating income of $240.8 million in the prior year period.  Net income attributable to the Company was $75.8 million in the twelve-month period versus net income of $76.1 million in the prior year period.

The Company reported diluted earnings per common share of $0.94 in the twelve-month period versus diluted earnings per common share of $0.94 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $4.1 million in the fourth quarter 2011 versus $26.8 million in fourth quarter 2010.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 6.6% in the fourth quarter 2011 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 31.0% versus the fourth quarter 2010 as a result of 2010’s political election year.  Excluding political revenues, local net broadcast revenues were up 13.3% and national net broadcast revenues were down 7.4% in the fourth quarter.

•                  Advertising categories that reported the largest spending increases in the fourth quarter, as compared to the same period last year, were automotive, grocery and medical, while services, media spending, telecommunications, direct response and home products were down the most.  Automotive, our largest category, was up 11.9% in the quarter and up 9.7% for the year.

•                  The Company began operating the seven stations acquired from Four Points Media on October 1, 2011 pursuant to a local marketing agreement and funded and closed the acquisition effective January 1, 2012.

•                  In November, the Company announced it had entered into an agreement to buy the broadcast assets, which includes eight television stations, from Freedom Communications, Inc. for $385.0 million.  The Company began operating the stations on December 1, 2011 pursuant to a local marketing agreement and expects to fund and close the acquisition late in the first quarter or early in the second quarter of 2012.

•                  Interest expense in the quarter includes a one-time expense of $3.6 million associated with issuance fees related to the amendment of and additional commitment raised under the Bank Credit Agreement.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $13.0 million in cash and cash equivalents, was $1,193.1 million at December 31, 2011 versus net debt of $1,142.2 million at September 30, 2011.

•                  In December, the Company amended certain terms under its bank credit facility, raised an additional $372.5 million of term B loans, $157.5 million of additional term A loans, increased its revolving line of credit from $75.4 million to $97.5 million, extended the revolving line of credit maturity from 2013 to 2016, and reduced the revolving line of credit pricing to LIBOR plus 225 basis points from LIBOR plus 300 basis points with a 1% floor.  In January of 2012, $180.0 million of the new term loan commitments were drawn in connection with the funding and closing of the Four Points transaction.  The remaining $350.0 million of the new term loan commitments are planned to be drawn on a delayed basis in connection with the funding and closing of the Freedom Communications transaction.

•                  During October, the Company repurchased in the open market $8.6 million face value of its 8.375% Senior Notes due 2018.

•                  On December 15, 2011, the Company paid a $0.12 per share quarterly cash dividend to its shareholders.

•                  As of December 31, 2011, 52.0 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 80.9 million common shares outstanding.

•                  Capital expenditures in the fourth quarter were $9.0 million.

•                  Program contract payments for continuing operations were $14.6 million in the fourth quarter.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

The management fees associated with the Four Points Media and Freedom Communications local marketing agreement (“LMAs”) are recorded in other net broadcast revenues.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals to acquire the stations from Freedom, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its first quarter 2012 and full year 2012 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

All line items in this “Outlook” section include full-year expectations for the stations acquired from Four Points Media and nine-month expectations for the stations acquired from Freedom, assuming that the Freedom acquisition closes April 1, 2012.

“2012 is off to a good start with both automotive and political advertising spending leading the way,” commented David Amy, EVP and CFO.  “With the upcoming Presidential election this year, we expect to experience another record-breaking year for campaign and issue advertising.   Meanwhile, consumer confidence appears to be improving, and with that, we should expect to see growth in ad spending.”

•                  The Company expects first quarter 2012 station net broadcast revenues from continuing operations, before barter, to be approximately $187.6 million to $190.6 million, up 20.3% to 22.2% compared to first quarter 2011.  This assumes approximately $4.0 million in political revenues in the first quarter as compared to $0.6 million in first quarter 2011 and $0.1 million of Super Bowl revenues versus $6.2 million in 2011 when it aired on our 20 FOX stations.  The 2012 first quarter estimates assume $23.6 million related to the Four Points and Freedom acquisitions, including $2.9 million related to the Freedom LMA management fees and $6.0 million of Freedom LMA expense reimbursement.

•                  The Company expects barter revenue to be approximately $20.7 million in the first quarter.

•                  The Company expects barter expense to be approximately $20.7 million in the first quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $95.9 million in the first quarter and $424.0 million for 2012, as compared to the 2011 actuals of $72.9 million and $302.6 million for the quarter and year, respectively.  The 2012 first quarter estimate assumes $15.8 million related to the acquisitions, including $6.0 million of Freedom LMA expenses which are reimbursed and recorded as revenue, and $84.7 million related to the acquisitions for the year.  Also included in the 2012 estimate is $5.3 million of corporate expenses allocated to all of our television stations.  The 2012 expense forecast includes $1.3 million of stock-based compensation expense for the year as compared to $1.3 million for 2011.

•                  The Company expects program contract amortization expense to be approximately $15.1 million in the first quarter and $62.2 million for 2012, as compared to the 2011 actuals of $12.6 million and $52.1 million for the quarter and year, respectively.  The 2012 estimates assume $0.6 million and $5.9 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects program contract payments to be approximately $16.7 million in the first quarter and $68.6 million for 2012, as compared to the 2011 actuals of $18.8 million and $67.3 million for the quarter and year, respectively.  The 2012 estimates assume $0.8 million and $6.7 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects corporate overhead to be approximately $6.9 million in the first quarter and $29.7 million for 2012, as compared to the 2011 actuals of $8.7 million and $28.3 million for the quarter and year, respectively.  This assumes $5.3 million of corporate overhead being allocated to television station expenses for 2012, and includes $3.5 million of stock-based compensation expense for 2012 as compared to $3.5 million for 2011.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.1 million of income in the first quarter and $10.3 million of income for 2012, assuming current equity interests, and as compared to the 2011 actuals of $1.5 million of income in the quarter and $5.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $8.5 million in the first quarter and $37.7 million for 2012, assuming the capital expenditure assumptions below, and as compared to the 2011 actuals of $8.1 million and $32.9 million for the quarter and year, respectively.  The 2012 estimates assume $0.9 million and $6.6 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects amortization of acquired intangibles to be approximately $4.1 million in the first quarter and $19.1 million for 2012, as compared to the 2011 actuals of $4.8 million and $18.2 million for the quarter and year, respectively.  2012 estimates assume $0.3 million and $4.2 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects net interest expense to be approximately $25.5 million in the first quarter and $114.4 million for 2012 (approximately $105.5 million on a cash basis), assuming no changes in the current interest rate yield curve, the acquisition and funding of the Four Points Media stations on January 3, 2012, the Freedom acquisition closing and funding on April 2, 2012, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2011 actuals of $29.2 million and $106.0 million ($96.9 million on a cash basis) for the first quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $10.1 million and $53.1 million in the first quarter and for the full year 2012, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 15.5% due to the release of valuation allowance reserves and 32.1% for the first quarter and full year, respectively.

•                  The Company expects to spend approximately $8.4 million in capital expenditures in the first quarter and approximately $45.0 million for the year.  The 2012 estimates assume $6.6 million related to the acquisitions, $7.8 million in building projects, and $14.0 million to complete the high-definition news and master control upgrades.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2011 results on Wednesday, February 8, 2012, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 73 television stations in 45 markets.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 13 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca station, in addition to 82 sub-channels.  Sinclair’s television group reaches approximately 26.3% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUES:
Station broadcast revenues, net of agency commissions	$180,795	$190,051	$648,002	$655,836
Revenues realized from station barter arrangements	19,541	24,637	72,773	75,210
Other operating divisions revenues	12,440	10,980	44,513	36,598
Total revenues	212,776	225,668	765,288	767,644
OPERATING EXPENSES:
Station production expenses	51,857	40,951	178,612	154,133
Station selling, general and administrative expenses	31,843	33,665	123,938	127,091
Expenses recognized from station barter arrangements	17,669	22,388	65,742	67,083
Amortization of program contract costs and net realizable value adjustments	13,962	13,700	52,079	60,862
Other operating divisions expenses	13,384	8,657	39,486	30,916
Depreciation of property and equipment	9,351	8,563	32,874	36,307
Corporate general and administrative expenses	6,784	6,737	28,310	26,800
Amortization of definite-lived intangible assets	4,426	4,747	18,229	18,834
Impairment of goodwill, intangible and other assets	—	4,803	398	4,803
Total operating expenses	149,276	144,211	539,668	526,829
Operating income	63,500	81,457	225,620	240,815
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(27,564)	(27,346)	(106,128)	(116,046)
Loss from extinguishment of debt	(328)	(1,889)	(4,847)	(6,266)
Income (loss) from equity and cost method investments	363	(2,383)	3,269	(4,861)
Gain on insurance settlement	19	285	1,742	344
Other income, net	447	502	1,717	1,865
Total other expense	(27,063)	(30,831)	(104,247)	(124,964)
Income from continuing operations before income taxes	36,437	50,626	121,373	115,851
INCOME TAX PROVISION	(13,084)	(17,294)	(44,785)	(40,226)
Income from continuing operations	23,353	33,332	76,588	75,625
DISCONTINUED OPERATIONS:
Loss from discontinued operations, includes income tax (provision) benefit of ($111), $125, ($477) and ($77), respectively	(111)	(375)	(411)	(577)
NET INCOME	23,242	32,957	76,177	75,048
Net (income) loss attributable to the noncontrolling interests	(540)	122	(379)	1,100
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$22,702	$33,079	$75,798	$76,148
Dividends declared per share	$0.12	$0.43	$0.48	$0.43

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:

Basic earnings per share from continuing operations	$0.28	$0.42	$0.95	$0.96
Basic loss per share from discontinued operations	$—	$—	$(0.01)	$(0.01)
Basic earnings per share	$0.28	$0.41	$0.94	$0.95
Diluted earnings per share from continuing operations	$0.28	$0.41	$0.95	$0.95
Diluted loss per share from discontinued operations	$—	$—	$(0.01)	$(0.01)
Diluted earnings per share	$0.28	$0.40	$0.94	$0.94
Weighted average common shares outstanding	80,779	80,365	80,217	80,245
Weighted average common and common equivalent shares outstanding	81,119	83,775	80,532	83,606

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$22,813	$33,454	$76,209	$76,725
Loss from discontinued operations, net of tax	(111)	(375)	(411)	(577)
Net income	$22,702	$33,079	$75,798	$76,148

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2011	September 30, 2011
Cash & cash equivalents	$12,967	$61,367
Total current assets	209,717	245,645
Total long term assets	1,361,700	1,318,205
Total assets	1,571,417	1,563,850

Current portion of debt	41,209	29,485
Total current liabilities	195,582	199,899
Long term portion of debt	1,164,816	1,174,087
Total long term liabilities	1,487,197	1,489,309
Total liabilities	1,682,779	1,689,208

Total stockholders’ deficit	(111,362)	(125,358)
Total liabilities & stockholders’ deficit	$1,571,417	$1,563,850

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2011	2011
Net cash flow from operating activities	$20,163	$148,513
Net cash flow used in investing activities	(54,714)	(112,248)
Net cash flow used in financing activities	(13,849)	(45,272)

Net decrease in cash & cash equivalents	(48,400)	(9,007)
Cash & cash equivalents, beginning of period	61,367	21,974
Cash & cash equivalents, end of period	$12,967	$12,967